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                         [LETTERHEAD OF ROGERS & WELLS]

                                                                  August 6, 1997




American Real Estate
 Partners, L.P.
100 South Bedford Road
Mt. Kisco, New York  10549

                  Re:  American Real Estate Partners, L.P. --
                       Prospectus for the Rights Offering
                       ----------------------------------

Gentlemen:

         You have requested our opinion with respect to certain federal income tax matters in connection with the transactions contemplated by the prospectus (the "Prospectus") included in the Registration Statement on Form S-3, filed with the Securities and Exchange Commission on July 18, 1997, as amended to date hereof, relating to American Real Estate Partners, L.P. ("AREP"). All capitalized terms used herein have their respective meanings set forth in the Prospectus unless otherwise stated.

         We have acted as counsel to AREP with respect to the Offering pursuant to the terms of the Prospectus. This letter is for delivery in connection with the Offering to be made by the Prospectus and is intended to confirm as of the date hereof the opinion described in the section of the Prospectus captioned "Income Tax Considerations." We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement of AREP and to the reference to this firm in the Registration Statement under the captions "Investment Considerations -- Certain Tax Considerations," "Income Tax Considerations" and "Legal Matters."





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Rogers & Wells
American Real Estate
 Partners, L.P.                       2                          August 6, 1997



         In rendering the opinion stated below, we have examined and relied, with your consent, upon the following:

         (i) The Prospectus, Registration Statement and all amendments thereof to date;

         (ii) The Agreement of Limited Partnership of AREP;

         (iii) The Agreement of Limited Partnership of American Real Estate Holdings, L.P. ("Holdings"); and

         (iv) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

         In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) AREP and Holdings at all times will be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of AREP's and Holdings' intended activities as described in the Prospectus.

         For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated August 6, 1997 provided to us by AREP. These representations generally relate to the classification, organization and operation of AREP and Holdings.

         Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:

         (1) AREP will continue to be classified as a partnership and not as an association for federal income tax purposes.




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Rogers & Wells
American Real Estate
 Partners, L.P.                         3                         August 6, 1997


         (2) Holdings will continue to be classified as a partnership and not as an association for federal income tax purposes.

         (3) It is more likely than not that the Preferred Units will be classified as partnership interests for federal income tax purposes rather than debt of AREP.

         (4) The summary of federal income tax considerations set forth in the Prospectus under the heading "Income Tax Considerations" fairly summarizes the federal income tax considerations that are likely to be material to a Unitholder who is a United States citizen or resident.

         The opinion stated above represents our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Prospectus and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter.

         We express no opinion as to any federal income tax issue or other matter except those set forth above. We assume no obligation to update our opinion or to advise any person of any subsequent changes in facts or law which may affect the validity of the conclusions expressed herein.

                                                  Very truly yours,


                                                  ROGERS & WELLS